As filed with Securities and Exchange Commission on September 28, 2016
Registration No. 333-03303-99

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

PNM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

New Mexico	85-0468296
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

414 Silver Ave. SW, Albuquerque, New Mexico 87102
(Address of Principal Executive Offices) (Zip Code)

PNM Resources, Inc. Third Amended and Restated Performance Stock Plan
(Full title of the plan)

Patrick V. Apodaca, Esq.
Senior Vice President, General Counsel & Secretary
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
(505) 241-2700
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Leonard D. Sanchez, Esq.
Associate General Counsel
PNM Resources, Inc.
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
Telephone: (505) 241-4941
Fax: (505) 241-2338
___________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

PNM Resources, Inc., a New Mexico corporation (the “Company”), is filing this post-effective amendment to deregister the securities originally registered by the Company (as successor registrant to Public Service Company of New Mexico) under Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-03303-99) that the Company filed with the Securities and Exchange Commission (the “Commission”) on December 31, 2001 (the “2001 Registration Statement”).  The 2001 Registration Statement registered the potential issuance of 3,000,000 shares of the Company’s common stock under the PNM Resources, Inc. Third Amended and Restated Performance Stock Plan (the “Plan”).

The Plan provided that stock option grants could be made under the Plan until December 31, 2000 and that the Plan would continue in effect thereafter until all matters relating to the stock option grants and administration of the Plan have been settled. All stock options granted under the Plan were exercised or lapsed as of December 2010 and all matters relating to administration of the Plan have been settled.  Accordingly, and because no future issuances of the Company’s common stock will occur under the Plan, the Company hereby deregisters all unissued shares of the Company’s common stock formerly registered for issuance under the 2001 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on this 28th day of September, 2016.

PNM RESOURCES, INC.
By: /s/ P. K. Collawn ___________________ P. K. Collawn Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ P. K. Collawn	Chairman, President and Chief Executive Officer and Director	September 28, 2016
P. K. Collawn	(Principal Executive Officer)
/s/ C. N. Eldred	Executive Vice President and Chief Financial Officer	September 28, 2016
C. N. Eldred	(Principal Financial Officer)
/s/ J. D. Tarry	Vice President and Corporate Controller	September 28, 2016
J. D. Tarry	(Principal Accounting Officer)

/s/ N. P. Becker	Director	September 28, 2016
N. P. Becker

/s/ E. R. Conley	Director	September 28, 2016
E. R. Conley

/s/ S. M. Gutierrez	Director	September 28, 2016
S. M. Gutierrez

/s/ A. J. Fohrer	Director	September 28, 2016
A. J. Fohrer

/s/ M. T. Mullarkey	Director	September 28, 2016
M. T. Mullarkey

/s/ D. K. Schwanz	Director	September 28, 2016
D. K. Schwanz

/s/ B. W. Wilkinson	Director	September 28, 2016
B. W. Wilkinson

THE PLAN. Pursuant to the requirements of the Securities Act, the Compensation and Human Resources Committee of the Board of Directors of PNM Resources, Inc. (the successor committee to the committee which administered the PNM Resources, Inc. Third Amended and Restated Performance Equity Plan) has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on the Plan’s behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on September 28, 2016.

PNM Resources, Inc. Third Amended and Restated Performance Stock Plan

By: /s/ A. J. Fohrer
A. J. Fohrer
Chair of the Compensation and Human Resources Committee